Exhibit 4.5

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR REASONABLY ACCEPTABLE TO THE COMPANY.

COMMON STOCK PURCHASE WARRANT

To Purchase 100,000 Shares of Common Stock of

ENSYSCE BIOSCIENCES, INC.

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) CERTIFIES that, pursuant to the terms of that certain Warrant Issuance Agreement (the “Issuance Agreement”) and for value received, PAUL VEZOLLES (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from ENSYSCE BIOSCIENCES, INC., a corporation incorporated in the State of Delaware (the “Company”), up to 100,000 shares (the “Warrant Shares”) of Common Stock, par value $0.000025 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $0.20. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.

1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 7 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.

2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3. Term. This Warrant shall be exercisable on or before 5:00 P.M. Pacific Time on August 9, 2029 (the “Termination Date”).

4. Exercise of Warrant.

(a) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or before the Termination Date by delivery to the Company of (i) a duly executed copy of the Notice of Exercise Form annexed hereto; (ii) this Warrant; and (iii) payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank. Certificates for shares purchased hereunder shall be delivered to the Holder within five business days from the delivery to the Company of items (i)-(iii) above.

(b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

6. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, thiS Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

7. Closing of Books. The Company will not close its stockholder books or records in any manner that prevents the timely exercise of this Warrant, pursuant to the terms hereof.

8. Transfer. Division and Combination.

(a) Subject to compliance with any applicable securities laws and the conditions set forth in Section 1, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

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(b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 8(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 8.

(d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants. The Holder may change its address as shown on the registration by written notice to the Company requesting such change.

(e) If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. Notwithstanding anything herein to the contrary, the Holder shall have the absolute and unconditional right to assign this Warrant, in part or in whole, to is officer, directors and employees.

9. Limitation of Liability. No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of Company, whether such liability is asserted by Company or by creditors of Company.

10. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

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11. Piggyback Registration Rights.

(a) The Company covenants and agrees with any holder of the Warrants or Warrant Shares (the “Registrable Securities”) that if, at any time within the period commencing on the date hereof and ending on the Termination Date, it proposes to file a registration statement with respect to any class of equity or equity-related security (other than in connection with an offering to the Company’s employees or in connection with an acquisition, merger or similar transaction) under the Securities Act in a primary registration on behalf of the Company and/or in a secondary registration on behalf of holders of such securities and the registration form to be used may be used for registration of the Registrable Securities, the Company will give prompt written notice (which, in the case of a registration statement pursuant to the exercise of demand registration rights shall be within ten (10) business days after the Company’s receipt of notice of such exercise and, in any event, shall be at least 30 days prior to such filing) to the holders of Registrable Securities at the addresses appearing on the records of the Company of its intention to file a registration statement and will offer to include in such registration statement all, but not less than 20% of the Registrable Securities, subject to paragraphs (i) and (ii) of this Section 11(a), such number of Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the giving of notice by the Company. All registrations requested pursuant to this Section 11(a) are referred to herein as “Piggyback Registrations”. All Piggyback Registrations pursuant to this Section 11 will be made solely at the Company’s expense. This Section is not applicable to a registration statement filed by the Company on Forms S-4 or S-8 or any successor forms.

(i) Priority on Primary Registrations. If a Piggyback Registration includes an underwritten primary registration on behalf of the Company and the underwriter(s) for such offering determines in good faith and advises the Company in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number that can be sold in such offering without materially adversely affecting the distribution of such securities by the Company, the Company will include in such registration (A) first, the securities that the Company proposes to sell and (B) second, the Registrable Securities requested to be included in such registration, apportioned pro rata among the holders of the Registrable Securities and holders of other securities requesting registration.

(ii) Priority on Secondary Registrations. If a Piggyback Registration consists only of an underwritten secondary registration on behalf of holders of securities of the Company, and the underwriter(s) for such offering advises the Company in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without materially adversely affecting the distribution of such securities, the Company will include in such registration (A) first, the securities requested to be included therein by the holders requesting such registration, and (B) second, the Registrable Securities requested to be included in such registration and securities of holder of other securities requested to be included in such registration statement, pro rata among all such holders on the basis of the number of shares requested to be included by each such holder, provided, however, the Company will use its best efforts to include not less than 20% of the Registrable Securities.

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Notwithstanding the foregoing, if any such underwriter shall determine in good faith and advise the Company in writing that the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company would materially adversely affect the distribution of such securities by the Company, then the holders of such Registrable Securities shall delay their offering and sale for such period ending on the earliest of (1) 90 days following the effective date of the Company’s registration statement, (2) the day upon which the underwriting syndicate, if any, for such offering shall have been disbanded or, (3) such date as the Company, managing underwriter and holders of Registrable Securities shall otherwise agree. In the event of such delay, the Company shall file such supplements, post-effective amendments and take any such other steps as may be necessary to permit such holders to make their proposed offering and sale for a period of 120 days immediately following the end of any such period of delay. If any party disapproves the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company, the underwriter, and the holder. Notwithstanding the foregoing, the Company shall not be required to file a registration statement to include shares pursuant to this Section 11 if independent counsel, reasonably satisfactory to the Company, renders an opinion to the Company that the Registrable Securities proposed to be disposed of may be transferred pursuant to the provisions of Rule 144 under the Securities Act or otherwise without registration under the Securities Act.

(b) In connection with the registration of Registrable Securities hereunder, the Company agrees to (i) bear the expenses of any registration; provided, however, that in no event shall the Company be obligated to pay (A) any fees and disbursements of special counsel for holders of Registrable Securities, (B) any underwriters’ discount or commission in respect of such Registrable Securities, and (C) any stock transfer taxes attributable to the sale of the Registrable Securities; (ii) use its best efforts to register or qualify the Registrable Securities for offer or sale under state securities or Blue Sky laws of such jurisdictions in which such holders shall reasonably request, provided, however, that no qualification shall be required in any jurisdiction where, as a result thereof, the Company would be subject to service of general process or to taxation as a foreign corporation doing business in such jurisdiction to which it is not then subject; and (iii) enter into a cross-indemnity agreement, in customary form, with each underwriter, if any, and each holder of securities included in such registration statement.

(c) The Company’s obligations under this Section 11 shall be conditioned upon a timely receipt by the Company in writing of: (i) information as to the terms of such public offering furnished by or on behalf of each holder of Registrable Securities intending to make a public offering of his, her or its Registrable Securities, and (ii) such other information as the Company may reasonably require from such holders, or any underwriter for any of them, for inclusion in such registration statement

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12. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

13. Saturdays, Sundays Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

14. Stock Splits. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

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15. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 15. For purposes of this Section 15, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 15 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

16. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

17. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

18. Miscellaneous.

(a) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the substantive laws of the State of California without giving effect to any choice or conflict of law provision or rule. Any legal action or proceeding with respect to this Warrant may be brought in the courts of the State of California and the United States of America located in the City of San Diego, California, U.S.A. and, by execution and/or acceptance of this Warrant, the parties hereto accept the jurisdiction of the aforesaid courts and irrevocably waive any objection, including, without limitation, any objection to the venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

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(b) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(c) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(d) Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Warrant shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	Ensysce Biosciences, Inc. 3210 Merryfield Row San Diego, CA 92121 Attn: President

if to the Holder, to:	the address of the Holder(s) appearing in the Company’s records from time to time or to such other address as the party to whom notice is to be given may have furnished to the other parties to this Warrant in writing in accordance with the provisions of this Section 18(d). Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent, and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(e) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

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(f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(g) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: Aug 13, 2019

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President

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NOTICE OF EXERCISE

To:	Ensysce Biosciences, Inc.

(1) The undersigned hereby elects to purchase ____ Warrant Shams of Ensysce Biosciences, Inc. pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[ ]	cashier’s check (enclosed herewith); or

[ ]	wire transfer.

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[PURCHASER]

By:
Name:
Title:

Dated:

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ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to ___________ whose address is __________________________________

Dated: ____________________________________________

Holder’s Signature:

Holder’s Address:

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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